UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):
December 30, 2010 (December 24, 2010)

MAGNUM HUNTER RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32997 (Commission File Number)	86-0879278 (I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 910
Houston, Texas 77056
(Address of principal executive offices, including zip code)

(832) 369-6986
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 24, 2010, Magnum Hunter Resources Corporation (the “Company”) and Triad Hunter, LLC (“Triad”), a wholly owned subsidiary of the Company, entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Quest Eastern Resource LLC (“QER”) and PostRock MidContinent Production, LLC (collectively, the “Sellers”), pursuant to which Triad has agreed to purchase from the Sellers certain oil and gas properties and leasehold mineral interests and related assets located in Wetzel and Lewis Counties, West Virginia and certain additional assets (the “Purchased Assets”).  The Purchased Assets will include eight proved developed producing wells, six developed non-producing wells, two wells behind pipe, and fifteen undeveloped locations.  The Purchased Assets will also include 11,378 gross acres (8,652 net acres).

Triad will acquire the first two packages of the Purchased Assets for a total purchase price of approximately $39.75 million, subject to certain purchase price adjustments (the “Purchase Price”).  The Purchase Price will be paid (i) 50% in cash in the total amount of $19.875 million (the “Cash Consideration”), and (ii) 50% in approximately 3.2 million newly issued restricted shares of the Company’s common stock (the “Share Consideration”).  The value of the Share Consideration was based on the volume weighted average price of the Company’s common stock on the NYSE Amex for the 10 consecutive trading days prior to the date on which the parties entered into the definitive agreement, or approximately $6.21 per share.  The issuance of the Share Consideration is expected to be undertaken in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(2) promulgated thereunder.  The Share Consideration represents approximately 4.0% of the Company’s 79.2 million fully-diluted common shares outstanding as of December 23, 2010.  The Purchase Agreement provides that at closing the Purchase Price may be adjusted based on certain title deficiencies, the Sellers’ respective 50% share of transfer taxes, and certain other customary items.  The Company is a party to the Purchase Agreement for certain limited purposes, principally the issuance of the Share Consideration and enabling Triad to pay the Cash Consideration.

No existing debt of the Sellers will be assumed by Triad in connection with the acquisition of the Purchased Assets.  Subject to the indemnification obligations set forth in the Purchase Agreement, Triad will assume certain customary liabilities in connection with the acquisition of the Purchased Assets including environmental matters and existing obligations under certain contracts involving the Purchased Assets.

The Purchase Agreement includes customary representations, warranties, covenants and indemnities by the parties, and the closing of the transactions contemplated by the Purchase Agreement is subject to the satisfaction of certain conditions.  Subject to the satisfaction of the closing conditions set forth in the Purchase Agreement, the acquisition of the first two packages of the Purchased Assets is scheduled to close in two phases, the first phase is expected to close by December 31, 2010 (the “Initial Closing”) and the second phase is expected to close by mid-January 2011 (the “Second Closing”).  The first phase contemplates the sale of the Wetzel County assets for approximately $28 million of cash and stock and the second phase contemplates the sale of the Lewis County assets for approximately $11.75 million of cash and stock.  The Purchase Agreement provides that the effective date of the Initial Closing and Second Closing will be November 1, 2010 (the “Effective Date”), and all proceeds and certain customary operational costs and expenses attributable to the Purchased Assets shall be apportioned among the Sellers and Triad according to such date. The Purchase Agreement also provides for Triad to acquire the third and smallest package of the Purchased Assets upon the satisfaction of certain events and conditions.

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The Purchase Agreement contains certain termination rights for both Triad and the Sellers, including (i) if the Second Closing does not occur by January 31, 2011 or, if the Second Closing is delayed because of certain specified conditions, by March 1, 2011, or (ii) if a governmental authority issues a final and non-appealable injunction, order, award, or any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Purchase Agreement.

As permitted by the Securities and Exchange Commission’s rules, the Company intends to file a copy of the Purchase Agreement as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2010.

Item 3.02.  Unregistered Sales of Equity Securities.

The information described in Item 1.01 regarding the Share Consideration is hereby incorporated by reference into this Item 3.02.

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SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: December 30, 2010	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer

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